EXHIBIT (a)(9)


                            [WESTERN ATLAS LETTERHEAD]



         For Immediate Release
         Contact:  Dirk Koerber (310) 888-2575

                                                                    NEWS
                                                                 RELEASE

         WESTERN ATLAS GRANTED EARLY TERMINATION
         OF HART-SCOTT-RODINO WAITING PERIOD
         ON NORAND TENDER OFFER


                   BEVERLY HILLS, Calif. -- February 5, 1997 -- Western

         Atlas Inc. (NYSE:  WAI) announced today that it had been

         granted early termination of the Hart-Scott-Rodino waiting pe-

         riod applicable to its pending cash tender offer for all shares of common stock of Norand Corporation.  The tender offer is currently scheduled to expire at midnight (EST) on February 21,

         1997.

                   Completion of the tender offer remains subject to

         review by competition authorities in Germany and Sweden.  Ap-

         plications to the appropriate government agencies in those countries are being made, which require a 30-day waiting pe-

         riod.  Western Atlas is requesting early termination of that

         30-day waiting period, but there is no assurance that it will be granted in either or both countries, that such waiting peri-

         ods will not be extended, or that the acquisition of Norand will not be challenged.

                   Western Atlas, headquartered in Beverly Hills, Cali-

         fornia, is a global supplier of oilfield information services and industrial automation systems with annual revenues of more than $2.5 billion

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                                                           WAI084